TIAA-CREF Fixed Income and
Real Estate Securities Funds
Form N-SAR for the period ended March 31, 2016

Exhibit for Response to Question 77I - Terms of new or amended securities

On December 4, 2015, the TIAA-CREF Funds (the Trust) added a new share class, Advisor Class, to certain series of the Trust. The terms of Advisor Class are described in the Trust's Registration Statement filed under Conformed Submission 485BPOS, accession number 0000930413-15-004603, and in the Trust's Multiple Class Plan, dated April 24, 2015, which is being filed as an exhibit to Sub-Item 77Q1. of Form N-SAR.